Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200
NEWS
RELEASE	Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2014 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

— Fourth Quarter Net Sales Rise 12.0% to $605.6 million;

Fourth Quarter Net Income Increases 64.7% to $125.3 million —

Corona, CA — February 26, 2015 — Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the three- and twelve-months ended December 31, 2014.

2014 Fourth Quarter

Gross sales for the 2014 fourth quarter increased 12.1 percent to $696.3 million from $621.1 million in the same period last year.  Net sales for the three-months ended December 31, 2014 increased 12.0 percent to $605.6 million from $540.8 million in the same quarter a year ago.

Gross profit, as a percentage of net sales, for the 2014 fourth quarter was 54.8 percent, compared with 51.2 percent for the comparable 2013 quarter.  Operating expenses for the 2014 fourth quarter decreased to $138.9 million from $142.4 million in the same quarter last year.

Distribution costs as a percentage of net sales were 4.1 percent for the 2014 fourth quarter, compared with 4.5 percent in the same quarter last year.

Selling expenses as a percentage of net sales were 9.3 percent for the 2014 fourth quarter, compared with 10.8 percent in the same quarter a year ago.

General and administrative expenses for the 2014 fourth quarter were $57.6 million, or 9.5 percent of net sales, compared with $59.6 million, or 11.0 percent of net sales, for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $6.0 million in the fourth quarter of 2014, compared with $7.2 million for the fourth quarter of 2013.

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Operating income for the 2014 fourth quarter increased 43.2 percent to $192.9 million from $134.8 million in the comparable 2013 quarter.

The effective tax rate for the 2014 fourth quarter was 34.7 percent, compared with 42.2 percent in the same quarter last year. The decrease in the effective tax rate primarily reflected profits earned in certain foreign subsidiaries that have no related income tax expense as the result of the prior establishment of valuation allowances on their deferred tax assets.

Net income for the 2014 fourth quarter increased 64.7 percent to $125.3 million from $76.1 million in the same quarter last year.  Net income per diluted share increased 63.2 percent to $0.72 from $0.44 per diluted share in the 2013 comparable quarter.

Net sales for the Company’s DSD segment for the 2014 fourth quarter increased 12.6 percent to $584.8 million from $519.4 million for the same period in 2013.

Gross sales to customers outside the United States rose to $160.1 million in the 2014 fourth quarter from $137.9 million in the corresponding quarter in 2013.

Factors Impacting Profitability

Results for the 2014 fourth quarter continue to be impacted by expenses related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks.  Such expenses were $2.9 million for the 2014 fourth quarter, versus $4.7 million for the 2013 fourth quarter, and $20.6 million for the 2014 fiscal year, versus $17.9 million for the 2013 fiscal year.

2014 Fiscal Year

For the year ended December 31, 2014, gross sales increased 9.3 percent to $2.8 billion from $2.6 billion a year earlier.  Net sales for the year ended December 31, 2014 increased 9.7 percent to $2.5 billion from $2.2 billion in the prior year.

Gross profit as a percentage of net sales was 54.4 percent for the year ended December 31, 2014, compared with 52.2 percent a year earlier.

Operating expenses for the year ended December 31, 2014 decreased 1.3 percent to $592.3 million from $600.0 million in the prior year.  Operating income for the year ended December 31, 2014 increased 30.5 percent to $747.5 million from $572.9 million last year.

Distribution costs as a percentage of net sales were 4.4 percent for the year ended December 31, 2014, compared with 4.5 percent in the prior year.

Selling expenses as a percentage of net sales were 10.2 percent for the year ended December 31, 2014, compared with 11.9 percent in the prior year.

General and administrative expenses for the year ended December 31, 2014 were $232.1 million, or 9.4 percent of net sales, compared with $230.2 million, or 10.2 percent of net sales, for last year.  Stock-based compensation (a non-cash item) was $28.6 million for the year ended December 31, 2014, compared with $28.8 million for last year.

Net income for the year ended December 31, 2014 rose to $483.2 million from $338.7 million in the prior year.  Net income per diluted share for the year ended December 31, 2014 increased to $2.77 from $1.95 per diluted share for the prior year.

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Long-Term Strategic Partnership with The Coca-Cola Company

In August 2014, Monster Beverage and The Coca-Cola Company entered into definitive agreements for a long-term strategic partnership to accelerate growth for both companies in the global energy drink category.  Under the agreements, The Coca-Cola Company will acquire an approximate 16.7 percent ownership interest in Monster (post issuance) and will transfer ownership of its worldwide energy business to Monster, which, in turn, will transfer its non-energy business to The Coca-Cola Company.  Monster and The Coca-Cola Company will amend their current distribution coordination agreements to expand distribution with Coca-Cola bottlers into additional territories.  Upon closing, The Coca-Cola Company will become Monster’s preferred distribution partner globally, and Monster will become The Coca-Cola Company’s exclusive energy play.  The transaction, which is subject to customary closing conditions, is expected to close in the second quarter of 2015.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report another quarter and year of continuing sales growth, in both our domestic and international markets.  In particular, we continued to achieve solid sales growth in Japan, which is becoming one of our largest international markets.  In addition to launching Monster Energy® Unleaded, as well as Monster Energy® Ultra Sunrise™ in the United States during the second half of 2014, we are currently launching Monster Energy® Ultra Citron™ and Monster Rehab® Peach Tea + Energy.  We believe that these products will play an important part in our business plan in 2015.

“The Coca-Cola transaction continues to present a unique opportunity for us.  Our Company will be bolstered by The Coca-Cola Company’s energy brands in a number of geographies, providing us with complementary product offerings in many countries, access to new geographies, as well as access to new channels, including vending and specialty accounts.  We are making good progress in working through transitional issues and anticipate that the transaction will close during the second quarter of 2015,” Sacks added.

Investor Conference Call

The Company will host an investor conference call today, February 26, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries market and distribute energy drinks and alternative beverages including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages,

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Blue Sky® beverages, Hubert’s® Lemonades and PRE® Probiotic drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: whether and when The Coca-Cola Company transactions are completed, and results expected from them; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see Monster’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-AND TWELVE-MONTHS ENDED DECEMBER 31, 2014 AND 2013

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Gross sales, net of discounts and returns*	$696,290	$621,070	$2,827,092	$2,586,531

Less: Promotional and other allowances**	90,723	80,221	362,225	340,103

Net sales	605,567	540,849	2,464,867	2,246,428

Cost of sales	273,783	263,689	1,125,057	1,073,497

Gross profit	331,784	277,160	1,339,810	1,172,931
Gross profit as a percentage of net sales	54.8%	51.2%	54.4%	52.2%

Operating expenses	138,862	142,405	592,305	600,015
Operating expenses as a percentage of net sales	22.9%	26.3%	24.0%	26.7%

Operating income	192,922	134,755	747,505	572,916
Operating income as a percentage of net sales	31.9%	24.9%	30.3%	25.5%

Other (expense) income:
Interest and other (expense) income, net	(1,008)	(3,047)	(1,676)	(11,737)
(Loss) gain on investment and put option, net	(2)	34	(41)	2,715
Total other (expense) income	(1,010)	(3,013)	(1,717)	(9,022)

Income before provision for income taxes	191,912	131,742	745,788	563,894

Provision for income taxes	66,580	55,637	262,603	225,233

Net income	$125,332	$76,105	$483,185	$338,661
Net income as a percentage of net sales	20.7%	14.1%	19.6%	15.1%

Net income per common share:
Basic	$0.75	$0.46	$2.89	$2.03
Diluted	$0.72	$0.44	$2.77	$1.95

Weighted average number of shares of common stock and common stock equivalents:
Basic	167,675	167,262	167,257	166,679
Diluted	174,932	173,368	174,285	173,387

Case sales (in thousands) (in 192-ounce case equivalents)	58,563	52,780	238,280	221,348
Average net sales per case	$10.34	$10.25	$10.34	$10.15

* Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories; and (viii) commissions paid to our customers. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

(In Thousands, Except Par Value) (Unaudited)

	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$370,323	$211,349
Short-term investments	781,134	402,247
Accounts receivable, net	280,203	291,638
Distributor receivables	552	4,542
Inventories	174,573	221,449
Prepaid expenses and other current assets	19,673	21,376
Intangibles held-for-sale	18,079	—
Prepaid income taxes	8,617	9,518
Deferred income taxes	40,275	20,924
Total current assets	1,693,429	1,183,043

INVESTMENTS	42,940	9,792
PROPERTY AND EQUIPMENT, net	90,156	88,143
DEFERRED INCOME TAXES	54,106	63,611
INTANGIBLES, net	50,748	65,774
OTHER ASSETS	7,496	10,146
Total Assets	$1,938,875	$1,420,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$127,641	$119,376
Accrued liabilities	40,271	59,113
Accrued promotional allowances	114,047	99,470
Deferred revenue	49,926	13,832
Accrued compensation	17,983	14,864
Income taxes payable	5,848	9,359
Total current liabilities	355,716	316,014

DEFERRED REVENUE	68,009	112,216

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 207,004 shares issued and 167,722 outstanding as of December 31, 2014; 206,014 shares issued and 166,822 outstanding as of December 31, 2013	1,035	1,030
Additional paid-in capital	426,145	368,069
Retained earnings	2,330,510	1,847,325
Accumulated other comprehensive loss	(11,453)	(1,233)
Common stock in treasury, at cost; 39,282 and 39,192 shares as of December 31, 2014 and 2013, respectively	(1,231,087)	(1,222,912)
Total stockholders’ equity	1,515,150	992,279
Total Liabilities and Stockholders’ Equity	$1,938,875	$1,420,509